Exhibit 10.8

EMPLOYMENT AGREEMENT

     This Employment Agreement is entered into by and among John H. Jacquay (“Executive”) and XO Communications, Inc., a Delaware corporation (the “Company” or “Employer”) this 20th day of November 2002 (the “Commencement Date”).

WITNESSETH:

     WHEREAS, the company is engaged in the business of providing high-quality, non-mobile telecommunications services to the business market; and

     WHEREAS, Executive has skills and experience in telephony generally and with the technology associated with the Company’s business specifically; and

     WHEREAS, Employer desires to obtain Executive’s services for the conduct of the business of the Company, and Executive desires to be employed in such business by and for Employer;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

     1. Employment. Employer acknowledges and agrees that it hired Executive to serve as the President, National Sales for the company (although Executive’s corporate office title is and shall continue to be Senior Vice President, National Sales) as of February 22, 2002, and that the parties have agreed to enter into this Employment Agreement as of the Commencement Date and in connection with Executive’s responsibilities as President, National Sales.

     2. Duties.

          (a) Executive shall report directly to the Company’s President and Chief Operating Officer and shall perform his services within the framework of the policies, objectives and Bylaws of the company. Executive’s base of operation shall be at the company’s corporate headquarters in Reston, Virginia. In his corporate capacity, Executive (i) shall exercise general supervisory responsibility and management authority over the Company’s national sales organization, and (ii) shall perform such other duties commensurate with his position as may be assigned to him from time to time by the Company’s President and Chief Operating Officer or board of directors (the “Board of Directors”)

          (b) Executive shall devote substantially all his business time, attention and energies to the performance of his duties and functions under this Employment Agreement and shall not during the term of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage, Executive shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever which conflict with his obligations to Employer during the term of his employment hereunder.

     3. Term. The term of this Employment Agreement shall commence on the commencement Date and, unless terminated earlier pursuant to paragraph 10 hereof, shall continue through November 20, 2004 (the “Initial Term”), and unless notice is given by either party at least sixty (60) days prior to the end of the Initial Term that it desires that this Employment Agreement terminate at the end of the Initial Term, shall continue thereafter until such time as (i) either party hereto notifies the other, upon sixty (60) days prior written notice, that this Employment Agreement will be terminated, or

(ii) Executives employment is otherwise terminated pursuant to paragraph 10 hereof (the “Extended Term”) (the Initial Term together with the Extended Term, if any, being referred to herein as the “Employment Term”).

     4. Compensation. Employer shall pay to Executive, in consideration of and as compensation for the services agreed to be rendered by Executive hereunder, the following:

          (a) Base Salary. During the Employment Term, the Company shall pay to Executive a Base Salary of $250,000 per annum; provided that the amount of such Base Salary shall be reviewed at least annually and may, in Employer’s sole discretion, be increased by Employer from time to time during the Employment Term in light of the conditions then existing and the services then being rendered by Executive, in which case Executive’s Base Salary shall be such higher amount as may be determined by Employer (such annual Base Salary, as in effect from time to time, being referred to herein as the “Base Salary”). The Base Salary shall be payable in accordance with Employer’s normal payroll schedule, less appropriate deductions for federal, state and local income taxes, PICA contributions and any other deductions required by law or authorized by Executive.

          (b) Annual Performance Bonus. In addition to the Base Salary, Executive shall be entitled to receive an annual performance bonus (the “Annual Bonus”) during each year of service during the Employment Term (each such year being referred to as an “Annual Bonus Period”), in an amount, if any, as may be determined by the compensation committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors in their complete discretion, with a target of 55% of the Base Salary payable during such Annual Bonus Period, based on Executive’s performance against objectives for the prior year of service, provided that Executive’s eligibility to receive the Annual Bonus shall be subject to and conditioned upon Executive continuing to be employed by Employer on the date of payment of the Annual Bonus. Each Annual Bonus shall be payable in accordance with Employer’s normal annual bonus payment schedule, less appropriate deductions for federal, state, and local income taxes, FICA contributions and any other deductions required by law or authorized by Executive. Executive acknowledges and agrees that, unless notified by Employer to the contrary, Employer shall replace the Annual Bonus for 2002 and 2003 with a retention bonus plan in connection with XO’s plan of reorganization in its Chapter 11 proceeding and its stand-alone plan of reorganization (the “Retention Bonus Plan”) and in such event Executive shall be entitled to any amounts due as specified and in accordance with the Retention Bonus Plan in lieu of any right to the Annual Bonus for 2002 and 2003. Unless notified by Employer to the contrary, the term Annual Bonus shall globally be replaced with the term Retention Bonus (and the terms of the Retention Bonus Plan shall govern such Bonus) and Executive agrees that the replacement of the Annual Bonus for 2002 and 2003 with the Retention Bonus as specified in this paragraph shall not constitute Constructive Termination.

          (c) Equity Incentive Compensation. The Compensation Committee may, in its discretion, grant to Executive, pursuant to any stock option plan of the Company, options to acquire shares of the Company’s common stock and/or awards of restricted stock of the Company (collectively, “Equity Awards”). The terms and conditions of such Equity Awards shall be pursuant to such applicable stock option plan and as determined by the Company in its sole discretion.

     5. Benefits. During the Employment Term, Executive shall be entitled to participate in all group health, major medical, pension and profit sharing, 401(k) and other benefit plans maintained by Employer or its subsidiaries and provided generally to the Company’s executive officers, on the same terms as apply to participation therein by management generally (except as otherwise provided herein). Further, during the Employment Term, Executive shall be entitled to participate in all fringe benefit programs and shall receive all perquisites if and to the extent that Employer establishes and makes such benefits and perquisites available to management generally, including, but not limited to, Employer-paid long-term disability insurance and life insurance coverage.

     6. Expenses: Relocation.

          (a) Travel and Entertainment Expenses. During the Employment Term, Employer shall reimburse Executive for all reasonable travel, entertainment and other business expenses incurred or paid by Executive in performing his duties and functions hereunder.

          (b) Relocation Expenses. Employer shall reimburse Executive for relocation expenses incurred in connection with his relocation from the San Francisco, California area to the Reston, Virginia area in accordance with Employer’s relocation policy as it applies generally to the Company’s executive officers (as amended or modified from time to time, the “Relocation Policy”), subject to the additional terms and conditions of this paragraph 6(b). Employer agrees and acknowledges that Executive desires to delay his relocation temporarily, and Executive agrees and acknowledges that (i) he must make use of any relocation benefits to which he may be entitled pursuant to the Relocation Policy or this Employment Agreement by July 31, 2003, and (ii) he will forfeit all rights with respect to any such relocations benefits, including any right of expense reimbursement, if he fails to make use of such relocation benefits by July 31, 2003; provided, however, that Employer shall reimburse relocation expenses, so long as Executive incurs a relocation related expense for which he is entitled to reimbursement pursuant to the Relocation Policy or the terms of this Employment Agreement prior to July 31, 2003 and applies for expense reimbursement promptly thereafter, in accordance with Employer’s policies and procedures with respect to expense reimbursement. Until the earlier of August 31, 2003 or the date that Executive has relocated to Reston, Virginia, Employer will reimburse Executive for the cost of leasing a temporary studio-type apartment in the Reston, Virginia area and travel to and from Executive’s residence in the San Francisco area; provided, however, that (i) such reimbursement for the apartment shall not exceed $2,500 per month, and (ii) one-half of the aggregate amount of such lease expense reimbursed by Employer shall be deducted from the amount of expense reimbursement to which Executive would otherwise be entitled to under the Relocation Policy. If, within one (1) year of the date that Executive commences his relocation, Executive voluntarily terminates his employment, other than with respect to a Constructive Termination (as defined below), or Employer terminates Executive’s employment for Cause, Executive agrees to reimburse Employer the full cost of all relocation expenses for which Executive was reimbursed by Employer. By executing this Employment Agreement, Executive consents to Employer deducting such relocation costs subject to reimbursement from Executive’s final payment of Base Salary or other compensation.

     7. Vacations. Executive shall be entitled to such vacations, holidays, sick leave and personal time off as is allowed under the policies of Employer to management generally (except as otherwise provided herein).

     8. Non-Competition; Non-Solicitation

          (a) During the Employment Term and (except as provided in paragraph 10 herein) for a period of two years thereafter, Executive shall not enter into or participate in any business competitive to the business carried on by the Company or any of its subsidiaries.

          (b) During the Employment Term and (except as provided in paragraph 10 herein) for a period of two years thereafter, Executive shall not (i) directly or indirectly cause or attempt to cause any employee of Employer or any of its affiliates to leave the employ of Employer or any affiliate of Employer, (ii) in any way interfere with the relationship between Employer and any employee or between an affiliate of Employer and any employee of such an affiliate, or (iii) interfere or attempt to interfere with any transaction in which the Company or any of its affiliates was involved during the Employment Tern,.

           (c) The provisions of this paragraph B shall survive the expiration and/or termination of this Employment Agreement.

     9. Confidential Information. During the Employment Term and for a period of two years thereafter, Executive will not use for his own advantage or disclose any proprietary or confidential information relating to the business operations or properties of Employer, any affiliate of Employer or any of their respective customers, suppliers, landlords, licensors or licensees. Upon the expiration or termination of the Employment Term, upon Employer’s request, Executive will surrender and deliver to Employer all documents and information of every kind relating to or connected with Employer and its affiliates and their respective businesses, customers, suppliers, landlord, licensors and licensees. The foregoing confidential information provisions shall not apply to information which: (i) is or becomes publicly known through no wrongful act of the Executive, (ii) is rightfully received from any third party without restriction and without breach by Executive of this Employment Agreement; or (iii) is independently developed by Executive after the term of his employment hereunder or is independently developed by a competitor of Employer at any time. The provisions of this paragraph 9 shall survive the expiration and/or termination of this Employment Agreement.

      10. Termination.

          (a) Automatic Termination Upon Death. In the event of Executive’s death during the Employment Term, Executive’s employment hereunder shall he automatically terminated upon the date of death. As soon as reasonably practicable following Executive’s death, Employer shall pay to Executive’s Representative (defined below in paragraph 20) (i) Executive’s accrued but unpaid Base Salary and Annual Bonus, through the last day of the month of his death, and (ii) any amount due hereunder for accrued but unused vacation time as of the date of death.

           (b) Termination by Employer. During the Initial Term, Employer shall be entitled to terminate Executive’s employment hereunder only upon the establishment of “Cause” or the “Permanent Disability” of Executive (as those terms are defined below) by giving written notice to that effect to Executive. During any Extended Term, Employer shall he entitled to terminate Executive’s employment hereunder (i) upon the establishment of Cause or the Permanent Disability of Executive, by giving written notice to that effect to Executive or (ii) for any other reason or for no reason upon 60 days prior written notice to Executive.

           For purposes hereof, the term “Cause” means either (1) Executive’s failure to substantially perform his duties and functions as contemplated hereunder, if such failure constitutes gross neglect or willful malfeasance; (2) Executive’s committing fraud or embezzlement or otherwise engaging in conduct that results in Executive being convicted of a felony from which all appeals have been exhausted; (3) Executive’s intentionally acting in a manner which is materially detrimental or damaging to the Company’s reputation, business, operations or relations with its employees, suppliers or customers, without taking reasonable steps to remedy such actions promptly after receiving written notice thereof from Employer; (4) Executive’s chronic or habitual abuse of alcohol or prescription drugs or controlled substances; or (5) Executive’s committing any other material breach of this Employment Agreement without taking reasonable steps to cease or remedy such breach within thirty (30) days after Executive’s receipt of written notice from Employer specifically identifying the nature of and circumstances relevant to any such claimed material breach by Executive.

          For purposes hereof the term “Permanent Disability” means: (i) Executive’s failure to devote full normal working time as required herein to his employment hereunder for a period of at least 90 consecutive normal business days (or for at least a majority of the normal business days in any consecutive 180-day period); and (ii) the existence of an illness or incapacity (either physical or mental) affecting Executive which, in the reasonable opinion of a Qualified Physician, is likely to be of such character or severity that Executive would be unable to resume devoting his full normal working time, as required herein, to his employment hereunder for a period of at least nine consecutive months; the term “Qualified Physician” means an impartial physician competent to diagnose and treat the illness or condition which Executive is believed to be suffering, selected by Employer and reasonably acceptable to Executive (or if Executive is then incapable of acting for himself, Executive’s Representative), who shall have personally examined Executive and shall have personally reviewed Executive’s relevant medical records; provided Employer shall bear the costs of such Qualified Physician’s services and Executive agrees to submit to an examination by such Qualified Physician and to the disclosure of Executive’s relevant medical records to such Qualified Physician.

           The date upon which any termination effected pursuant to this subparagraph 10(b) shall be effective is set forth in subparagraph 10(d) and the effect of any such termination shall be as described in subparagraphs 10(e), (f) and (g).

           (c) Termination by Executive. Executive shall be entitled to terminate his employment hereunder (i) upon the establishment of Constructive Termination, by giving notice to that effect to Employer or (ii) for any other reason or for no reason upon sixty (60) days prior written notice to Employer.

          For purposes hereof, “Constructive Termination” shall mean Executive’s termination of his employment hereunder as a direct result of (i) a reduction in Executive’s initial Base Salary or in the target Annual Bonus percentage, (ii) a material change in the nature or extent of Executive’s title or responsibilities that is inconsistent with Executive’s intended position and status hereunder, (iii) the relocation of Executive’s principal place of employment to a location more than 50 miles from Executive’s current principal place of employment or (iv) the material breach by the Employer of any provision of this Employment Agreement which continues without reasonable steps being taken to cure such breach for a period of 30 days after written notice thereof by Executive to Employer.

           The date upon which any termination effected pursuant to this subparagraph 10(c) shall be effective is set forth in subparagraph 10(d), and the effect of any such termination shall be as described in subparagraph 10(g).

            (d) Termination Date. In the event Executive’s employment hereunder is terminated for circumstances constituting Cause, Permanent Disability or Constructive Termination, such termination shall take effect upon the termination date set forth in the written notice to that effect given by Executive to Employer or by Employer to Executive, as the case may be (provided that if either party disputes the propriety of such termination, the effective date of termination shall be as established, by final resolution of such dispute, whether by agreement of the parties or award of an arbitrator as contemplated herein, in favor of the propriety of such termination), and in any other case termination of Executive’s employment hereunder shall take effect on the date specified in the written notice thereof delivered by Executive to Employer or by Employer to Executive, as the case may be (the date on which any such termination takes effect being referred to herein as the “Termination Date”). Employer, at its option, may require Executive to continue to perform his duties hereunder until the Termination Date or pay to Executive such amount of compensation and benefits otherwise due hereunder in accordance with Employer’s then existing salary payment schedule or in one lump sum payment if appropriate.

           (e) Effect of Termination by Employer For Cause. In the event Executive’s employment is terminated by Employer for Cause, or in the event Executive voluntarily terminates his employment as contemplated by paragraph 10(c), at any time during the Employment Term, then Employer shall pay to Executive his accrued but unpaid Base Salary and Annual Bonus through the Termination Date.

           (f) Effect of Termination Upon Permanent Disability. In the event Executive’s employment is terminated by Employer upon the permanent disability of Executive at any time during the Employment Term, then:

                 (i) Employer shall pay to Executive (x) Executive’s accrued but unpaid Base Salary and Annual Bonus through the Termination Date, (y) Executive’s then existing Base Salary for 12 months from the date written notice of the termination of Executive’s employment is given by Employer, and (z) any amount due hereunder for accrued but unused vacation time as of the Termination Date.

                (ii) Employer, at its expense, shall make all benefit payments, on behalf of Executive and Executive’s dependents, for such benefits Executive otherwise would have been entitled to receive hereunder, for 12 months following the date written notice of the termination of Executive’s employment is given by Employer.

           (g) Effect of Wrongful or Constructive Termination. In the event Executive’s employment is terminated during the Employment Term (x) by Employer for any reason other than death, Permanent Disability or Cause, or (y) by Executive in circumstances constituting Constructive Termination, then, from and after such Termination Date:

               (i) Executive shall not be subject to the non-competition provisions set forth in paragraph 8 hereof.

               (ii) Executive shall he entitled to receive the Base Salary, Annual Bonus, and benefits, which Executive reasonably would have expected to receive in the period from the Termination Dale to the expiration of the Initial Term (if such Termination Date occurs more than six (6) months prior to the expiration of the

Initial Term) or for a period of six (6) months following the Termination Date (if such Termination Date occurs after the initial Term or within the six-month period prior to the expiration of the initial Term), all of which shall be paid upon the Termination Date.

     The foregoing shall be Executive’s sole and exclusive remedy for any such termination of his employment under this subparagraph 10(g).

          (h) Miscellaneous. In the event of any termination or attempted termination hereof: (i) if multiple events, occurrences or circumstances are asserted as bases for such termination or attempted termination, the event, occurrence or circumstance that is earliest in time, and any termination or attempted termination found to be proper hereunder based thereon, shall take precedence over the others; (ii) no termination of this Employment Agreement shall relieve or release either party from liability hereunder based on any breach of the terms hereof by such party occurring prior to the Termination Date; and (iii) the terms of this Employment Agreement relevant to performance or satisfaction of any obligation hereunder expressly remaining to be performed or satisfied in whole or in part at the Termination Date shall continue in force until such full performance or satisfaction has been accomplished and otherwise neither party hereto shall have any other or further remaining obligations to other party hereunder.

          (i) No Set-off; No Duty of Mitigation. Subject to paragraph 6(h), there shall be no right of setoff or counterclaim, in respect of any actual or alleged claim, debt or obligation, against any payments or benefits required to be made or provided to Executive hereunder (including, without limitation, pursuant to subparagraphs 10(f) and (g) above). In the event of any termination of Executive’s employment under this paragraph 10, Executive shall be under no obligation to seek other employment and shall be entitled to all payments or benefits required to be made or provided to Executive hereunder, without any duty of mitigation of damages and regardless of any other employment obtained by Executive.

     11. Injunctive Relief. It is agreed that the services of Executive are unique and that any breach or threatened breach by Executive of any provision of this Employment Agreement cannot be remedied solely by damages, Accordingly, in the event of a breach by Executive of his obligations under this Employment Agreement, Employer shall be entitled to seek and obtain interim restraints and permanent injunctive relief without proving the inadequacy of damages as a remedy, restraining Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting Employer from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the termination of the services of Executive.

     12. Arbitration. Any dispute or controversy arising out of or relating to this Employment Agreement or any claimed breach hereof shall be settled, at the request of either party, by an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association (“AAA”), with the award determined to be appropriate by the arbitrator therein to be final, non-appealable and binding on the parties hereto, and with judgement upon such award as is rendered in any such arbitration proceeding available for entry and enforcement in any court having jurisdiction of the parties hereto. The arbitrator shall be an impartial arbitrator qualified to serve in accordance with the rules of the AAA and shall be reasonably acceptable to each of the Employer and the Executive. If no such acceptable arbitrator is so appointed within 15 days after the initial request for arbitration of such disputed matter, each of the parties promptly shall designate a person qualified to serve as an arbitrator in accordance with the rules of the AAA, and the two persons so designated promptly shall select the arbitrator from among those persons qualified to serve in accordance with the rules of the AAA. The arbitration shall be held in the greater Northern Virginia area, or in such other place as may be agreed upon at the time by the parties. The expenses of the arbitration proceeding shall be borne by Employer, but the arbitrator’s award may provide that Executive shall reimburse Employer for an equitable share of such expenses if Executive is not the prevailing party on any of the issues involved in such arbitration. Employer shall pay for and bear the cost of its own and Executive’s experts, evidence and counsel in such arbitration proceeding, but the arbitrator’s award may provide that, in addition to any other amounts or relief due to Employer, Executive shall reimburse Employer on demand for all of such costs of Executive’s experts, evidence and counsel initially incurred by Employer, to the extent the award finds such costs properly allocable to any issue(s) in dispute as to which the award indicates the Employer to be the prevailing party.

     13. Indemnification.

          (a) The Company (the “Indemnifying Party”) shall indemnify Executive to the fullest extent permitted by Delaware law as in effect on the date hereof against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Executive in connection with any action suit or proceeding, whether civil, criminal, administrative or investigative in which Executive is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer, director, consultant, agent or Executive of the Company or of any of its controlled affiliates or is or was serving as an officer, consultant director, member, Executive, trustee, agent or fiduciary of any other entity at the request of the Company (a “Proceeding”)

          (b) The Indemnifying Party shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Indemnifying Party of a written request for such advance, accompanied by an itemized list of the costs and expenses and Executive’s written undertaking to repay to the Indemnifying Party on demand the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses.

          (c) The indemnification provided to Executive hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to the Certificate of Incorporation or Bylaws of the Indemnifying Party, any insurance maintained by the Company from time to time providing coverage to Executive and ether officers and directors of the Company, or any separate written agreement between Executive and the Company or one of its controlled affiliates. The provisions of this paragraph 13 shall survive any termination of this Employment Agreement.

     14. Amendment and Modification. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements or understandings between the parties hereto with respect to the subject matter hereof whether written or oral. Subject to applicable law, this Employment Agreement may be amended, modified and supplemented by written agreement of Employer and Executive with respect to any of the terms contained herein.

     15. Waiver of Compliance. Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure. Whenever this Employment Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

     16. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by registered or certified U.S. Mail, postage prepaid, commercial overnight courier service or transmitted by facsimile and shall be deemed served or delivered to the addressee at the address for such notice specified below when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery or five (5) days after having been mailed, certified or registered, with postage prepaid:

If to Emoloyer:	If to Executive:
XO Communications, Inc.	John H. Jacquay
11111 Sunset Hills Road	At such address as shall be reflected
Reston, VA 20190	in Employer’s payroll records
Facsimile: 703-547-2025
Attention: General Counsel

or, in the case of either such party, to such substitute address as such party may designate from time to time for purposes of notices to be given to such party hereunder which substitute address shall be designated as such in a written notice given to the other party addressed as aforesaide.

     17. Assignment. This Employment Agreement shall inure to the benefit of Executive and Employer and be binding upon the successors and general assigns of Employer. This Employment Agreement shall not be assignable, except to the extent set forth in paragraph 20.

     18. Enforceability. In the event it is determined that this Employment Agreement is unenforceable in any respect, it is the mutual intent of the parties that it be construed to apply and be enforceable to the maximum extent permitted by applicable law.

     19. Applicable Law. This Employment Agreement shall be construed and enforced in accordance with the laws applicable to contracts executed, delivered and fully to be performed in the State of Virginia.

     20. Beneficiaries: Executive’s Representative. Executive shall be entitled to select (and to change, from time to time, except to the extent prohibited under any applicable law) a beneficiary or beneficiaries to receive any payments, distributions or benefits to be made or distributed hereunder upon or following Executive’s death. Any such designation shall be made by written notice to Employer. In the event of Executive’s death or of a judicial determination of Executive’s incompetence, references in this Agreement to Executive shall be deemed, as appropriate, to refer to his designated beneficiary, to his estate or to his executor or personal representative (“Executives Representative”) solely for the purpose of providing a clear mechanism for the exercise of Executive’s rights hereunder in the Case of Executive’s death Or Permanent Disability.

     21. Bankruptcy Court Approval. Although the Company believes it may enter into this Employment agreement in the ordinary course of its Business, out of an abundance of caution, the Company shall seek Bankruptcy Court approval hereof.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective on and as of the day and year first above written.

XO COMMUNICATIONS, INC.

By: /s/ DANIEL F. AKERSON
Name:Daniel F. Akerson
Title: Chairman and Chief Executive Officer

/s/ JOHN H. JACQUAY
John H. Jacquay

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